Exhibit 99.1

Sabra Health Care REIT Appoints Jessica Flores as Chief Accounting Officer

January 4, 2024

IRVINE, Calif.--(BUSINESS WIRE)-- Sabra Health Care REIT, Inc. (“Sabra”) (Nasdaq: SBRA) today announced that Jessica Flores has been appointed Executive Vice President and Chief Accounting Officer and, in such capacity, has been designated by the Company’s Board of Directors as the Company’s principal accounting officer.
Ms. Flores currently serves as Sabra’s Senior Vice President – Finance and Controller, a position she has held since January 2022. Ms. Flores joined Sabra in March 2011 and held various leadership positions overseeing Sabra’s accounting during that time. Ms. Flores has over 15 years of experience in accounting, finance and real estate investments, having previously worked for KBS Realty Advisors and Deloitte & Touche LLP. Ms. Flores graduated from UCLA with a Bachelor of Arts in Business Economics and is a Certified Public Accountant.
Commenting on Ms. Flores’s appointment, Michael Costa, Executive Vice President, CFO and Secretary, said, “When we started Sabra in 2010, my first hire was Jessica because, having worked with her previously, I knew her strong accounting skills and incredible work ethic would be crucial to executing on our vision. Since that time, she has flourished as a leader of an outstanding team of professionals she assembled and our successes as a company would not be possible without her. I am honored to work side by side with Jessica and look forward to seeing her continued growth and contributions to Sabra in this new role.”
About Sabra
Sabra operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com